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                                                                 Exhibit (d)(22)

                                          April 1, 2008

Mondrian Investment Partners Limited
Attention:  Managing Director
5th floor, 10 Gresham Street
London, EC2V 7JD, United Kingdom

      RE: AMENDMENT TO SCHEDULE A AND SCHEDULE B

Dear Sir or Madam:

      This letter agreement serves to amend Schedule A and Schedule B to our investment sub-advisory agreement, dated September 28, 2007, (the "Agreement").

      The amended Schedule A reflects the addition of the Laudus Mondrian International Equity Fund and Laudus Mondrian Global Equity Fund. Amended Schedule A shall replace the existing Schedule A.

      The amended Schedule B reflects the addition of sub-advisory fees with respect to the Laudus Mondrian International Equity Fund and Laudus Mondrian Global Equity Fund. Amended Schedule B shall replace the existing Schedule B.


      The Agreement otherwise remains unchanged and shall continue in full force and effect.

      In the space provided below, please acknowledge your agreement to the foregoing.

                                   Very truly yours,

                                   Charles Schwab Investment Management, Inc.

                                   By:    /s/ Randall W. Merk
                                          ------------------------

                                   Name:  Randall W. Merk
                                   Title: President and Chief Executive Officer


ACKNOWLEDGED AND AGREED TO:

Mondrian Investment Partners Limited

By:     /s/ Clive Gillmore
        ------------------------
Name:   Clive Gillmore
Title:  CEO


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                                    AMENDED SCHEDULE A
                                          TO THE
                            INVESTMENT SUB-ADVISORY AGREEMENT
                                         BETWEEN
                        CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.
                                           AND
                           MONDRIAN INVESTMENT PARTNERS LIMITED


FUND(S)

1.    Laudus Mondrian Emerging Markets Fund
2.    Laudus Mondrian International Fixed Income Fund
3.    Laudus Mondrian International Equity Fund
4.    Laudus Mondrian Global Equity Fund


Effective Date of this Schedule A: April 1, 2008

                                        SCHEDULE B
                                          TO THE
                            INVESTMENT SUB-ADVISORY AGREEMENT
                                         BETWEEN
                        CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.
                                           AND
                           MONDRIAN INVESTMENT PARTNERS LIMITED

FEES

Fees will be accrued each day by applying to the Net Asset Value of the Managed Assets at the end of that day, the daily rate, using a 365-day year, equivalent to the applicable fee percentage set forth below ("Company Percentage"). Sub-Adviser represents and warrants that the Company Percentage now is and in the future will be equal to or less than the applicable fee percentage payable to Sub-Adviser under any other advisory or sub-advisory agreement for comparable investment advisory services (each a "Third Party Percentage"). If at any time, the Company Percentage is greater than any Third Party Percentage, the Company Percentage will be reduced to the lowest Third Party Percentage, including with respect to any advisory or sub-advisory agreement amended or entered into by Sub-Adviser after the effective date of this Schedule. Fees will be paid within 30 days following the end of each calendar quarter.

COMPANY PERCENTAGE


Laudus Mondrian Emerging Markets Fund

65 Basis Points on the first $250 Million
60 Basis Points on amounts over $250 Million

Laudus Mondrian International Fixed Income Fund

30 Basis Points on the first $250 Million
26.5 Basis Points on amounts over $250 Million

Laudus Mondrian International Equity Fund

40 Basis Points on the first $250 Million
32.5 Basis Points on amounts over $250 Million

Laudus Mondrian Global Equity Fund

40 Basis Points on the first $250 Million
32.5 Basis Points on amounts over $250 Million


Effective Date of this Schedule B: April 1, 2008